Exhibit 12
to Registration Statement

RATIO OF EARNINGS TO FIXED CHARGES
FOR THE YEAR ENDED DECEMBER 31,
(UNAUDITED)

(for S-3 shelf registration statement)
	2001	Non-recurring items	2001 excluding non- recurring items	2000	Non- recurring items	2000 excluding non- recurring items	1999	Non- recurring items	1999 excluding non- recurring items	1998	Non- recurring items	1998 excluding non- recurring items	1997	Non- recurring items	1997 excluding non- recurring items

Net income	343,031	(117,370)	225,661	231,474	(2,646)	228,828	239,769	(1,452)	238,317	228,757	(30,528)	198,229	255,978	(106,416)	149,562
Income taxes	210,025	(66,698)	143,327	154,711	(4,166)	150,545	189,503	36,821)	152,682	158,701	(19,331)	139,370	152,363	(63,224)	89,139

Net income before income taxes	553,056	(184,068)	368,988	386,185	(6,812)	379,373	429,272	(38,273)	390,999	387,458	(49,859)	337,599	408,341	(169,640)	238,701

Adjustments to earnings:

Fixed charges	229,649		229,649	187,766		187,766	153,222		153,222	168,870		168,870	58,005		58,005

Capitalized interest	(3,472)		(3,472)	(3,800)		(3,800)	(1,990)		(1,990)	(626)		(626)	(797)		(797)

Preferred stock dividend requirement, before tax	(654)		(654)	(664)		(664)	(675)		(675)	(692)		(692)	(734)		(734)

Gross earnings from unconsolidated cellular partnerships	(42,553)	(7,890)	(50,443)	(26,986)	(5,330)	(32,316)	(29,956)	(6,860)	(36,816)	(32,869)		(32,869)	(27,852)	-	(27,852)

Distributed earnings from unconsolidated cellular partnerships (from cash flow statement)	30,856		30,856	35,842		35,842	22,219		22,219	26,515		26,515	16,825		16,825

Gross losses from unconsolidated cellular partnerships	15,093		15,093	-		-	2,281		2,281	-		-	58		58

Minority losses from majority-owned subsidiaries	(127)		(127)	(1,702)		(1,702)	(10)		(10)	(37)		(37)	(1,437)		(1,437)

Earnings as adjusted	781,848		589,890	576,641		564,499	574,363		529,230	548,619		498,760	452,409		282,769

Fixed charges:

Interest expense	225,523		225,523	183,302		183,302	150,557		150,557	167,552		167,552	56,474		56,474

Interest capitalized (AFDC)	3,472		3,472	3,800		3,800	1,990		1,990	626		626	797		797

Preferred stock dividend requirement	654		654	664		664	675		675	692		692	734		734

Total fixed charges	229,649		229,649	187,766		187,766	153,222		153,222	168,870		168,870	58,005		58,005

Ratio of earnings to fixed charges	3.40		2.57	3.07		3.01	3.75		3.45	3.25		2.95	7.80		4.87